Exhibit 4.3

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of the capital stock of Delta Apparel, Inc. (the “Company,” “we,” “us” or “our”). This summary is not complete and is qualified by reference to the Company’s Articles of Incorporation, as amended (“Articles of Incorporation”), and Bylaws, as amended (“Bylaws”). The Articles of Incorporation and Bylaws are filed as exhibits to the Company’s most recent Annual Report on Form 10-K and are incorporated by reference herein.

General

We are authorized to issue up to 15,000,000 shares of common stock, par value $0.01 per share. We are also authorized to issue up to 2,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. Subject to any preferences that may be applicable to any preferred stock issued in the future, the holders of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our Board of Directors (“Board”) out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to the prior distribution rights of any preferred stock. Our common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

We are authorized to issue 2,000,000 shares of “blank check” preferred stock, which may be issued from time to time in one or more classes and in one or more series within a class upon authorization by our Board. Our Board, without further approval of our shareholders, is authorized to fix the preferences, limitations and relative rights of the shares of each class or series within a class.

If we offer preferred stock, we will file the terms of the preferred stock with the Securities and Exchange Commission, and the prospectus supplement and/or other offering material relating to that offering will include a description of the specific terms of the offering, including any of the following applicable terms:

●     the series, the number of shares offered and the liquidation value of the preferred stock;

●	the price at which the preferred stock will be issued;

●	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

●	the liquidation preference of the preferred stock;

●	the voting rights of the preferred stock;

●	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

●	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until our Board determines the specific rights of the holders of the preferred stock. However, these effects might include:

●     decreasing the amount of earnings and assets available for distribution to holders of common stock;

●	restricting dividends on common stock;

●	diluting the voting power of common stock;

●	impairing the liquidation rights of common stock; and

●	delaying, deferring or preventing a change in control of our Company.

Anti-Takeover Provisions

We are governed by the Georgia Business Corporation Code. Our Articles of Incorporation, Bylaws and the Georgia Business Corporation Code contain provisions that may delay, prevent or make more difficult an attempt by a third party to acquire control of the Company by means of a tender offer, proxy contest or other similar transaction involving control of the Company, even if viewed favorably by shareholders and/or should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to remain in office and place it in a better position to resist changes that shareholders may want to make if dissatisfied with the conduct of our business. These provisions include the following:

Articles of Incorporation

Our Articles of Incorporation:

●     authorize the issuance of our authorized but unissued shares of “blank check” preferred stock in one or more classes and in one or more series within any such class, with such preferences, limitations and relative rights granted to and imposed upon each class and series of preferred stock as determined by the Board in accordance with Section 14-2-602 of the Georgia Business Corporation Code;

●	require the unanimous written consent of our shareholders for them to take action without a meeting of shareholders;

●

require the Board, when evaluating any transaction involving control of the Company, to consider not only the consideration being offered in relation to the then-current market price for the Company’s capital stock but also in relation to the then current value of the Company in a freely-negotiated transaction and to the Board’s estimated future value of the Company (including the unrealized value of its properties and assets) as an independent going concern, as well as other factors the Board deems relevant, such as the interests of employees, customers, suppliers and creditors of the Company and its subsidiaries, and the communities in which its facilities are located; and

●

provide that our shareholders shall elect the directors of the Company by the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of the Company present in person or represented by proxy at the annual meeting of shareholders and entitled to vote for the election of directors, unless the number of nominees exceeds the number of directors to be elected, in which case the directors shall be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote for the election of directors.

Bylaws

Our Bylaws:

●     permit a special meeting of the shareholders to be called by the holders of a majority of shares outstanding and entitled to vote at such meeting;

●	prohibit the conduct of any business at a special meeting of shareholders other than the business specified in the notice of the meeting;

●	require the unanimous written consent of our shareholders for them to take action without a meeting of shareholders;

●

require shareholders to provide advance notice to us of any shareholder nominations for directors at an annual or special meeting of shareholders or to bring any proposal of other business before an annual meeting of shareholders;

●

provide that, except as otherwise provided by our Articles of Incorporation, each outstanding share having voting rights shall be entitled to one vote on each matter submitted to a vote at a meeting of the shareholders;

●

provide that our shareholders shall elect the directors of the Company by the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of the Company present in person or represented by proxy at the annual meeting of shareholders and entitled to vote for the election of directors, unless the number of nominees exceeds the number of directors to be elected, in which case the directors shall be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote for the election of directors, and as to all other matters, action on a matter is approved if the votes cast in favor of the action exceed the votes cast against the action;

●	allow the Board to set the number of directors between two and fifteen and authorize our Board to fill vacant directorships;

●	allow our board of directors to alter, amend or repeal our Bylaws and adopt new bylaws; and

●	elect for the Company to be covered by the “business combination” provisions of the Georgia Business Corporation Code described below.

Georgia Law

We have elected in our Bylaws to be governed by the “business combination” provisions of the Georgia Business Corporation Code (Sections 14-2-1131 through 14-2-1133), which could be viewed as having the effect of discouraging an attempt to obtain control of the Company; however we have not elected in our Bylaws to be governed by the “fair price” provisions of the Georgia Business Corporation Code (Sections 14-2-1110 through 14-2-1113), so the “fair price” provisions are not applicable to an attempt to obtain control of the Company. The business combination provision generally would prohibit us from engaging in various business combination transactions with any interested shareholder (defined generally as a beneficial owner of 10% or more of our outstanding common stock) for a period of five years after the date of the transaction in which the person became an interested shareholder unless specified board of directors and shareholder approval conditions are met.

Trading

Our common stock is listed on the NYSE American under the symbol “DLA.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.